EXHIBIT 14

SOUTHERN MISSOURI BANCORP, INC.
CODE OF CONDUCT AND ETHICS

This Code of Conduct and Ethics (this “Code”) sets the standard of ethical business and personal conduct for Southern Missouri Bancorp, Inc. and its subsidiaries (the “Company”). Unless otherwise noted, this Code applies to all the members of the board of directors, officers and employees of the Company (collectively, the “Employees” and each, individually, an “Employee”). This Code replaces all previous codes of conduct of the Company and shall be effective as of April 19, 2011.

We place special emphasis on compliance with the Code by the members of the Board of Directors of Southern Missouri Bancorp, Inc. and its subsidiaries and its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions for the Company. This Code contains provisions which constitute the Code of Ethics for such persons as specified under the Federal securities laws.

It is a long-established policy that the Company and its Employees observe and comply with all laws and regulations of federal, state and local governments affecting the Company and its Employees. All Employees must avoid activities which could lead to involvement of the Company or themselves in any unlawful or unethical practice. Any violation of any provision of this Code may subject the Employee to any and all punishments described under Section 10.0. Further, Employees should avoid conduct which, although not unlawful or unethical, may give the appearance of impropriety.

1.0	PRINCIPLES AND GUIDELINES

The most important personal aspect of every bank is the trust and confidence of its depositors and customers. Southern Bank’s reputation for integrity has been built by the individuals who work here now, and who have worked here in the past. A good reputation is a fragile thing which must be earned on a continuing basis by conducting all of our affairs in a fair and honest way, complying not only with the letter, but also with the spirit of the law.

This Code is meant to guide each of you in dealing with certain business decisions. This Code does not provide a detailed description of all Company policies and it in no way limits or restricts the applicability of any provision of any other Company policy. Employees are expected to be aware of all other Company policies and conduct themselves in accordance with such policies at all times. In cases of conflict and/or question, you should seek guidance of the President/CEO or the Human Resources Director.

The foundation of our Code consists of basic standards of business as well as personal conduct: (a) honesty and candor in our activities, (b) avoidance of conflicts between personal interests and the interest of Southern Bank, or even the appearance of such conflicts, (c) maintenance of our reputation and avoidance of activities which might reflect adversely on the Company, and (d) integrity in dealing with Company assets.

2.0           COMPLIANCE

To ensure continuing observance of this Code, the Board of Directors requires that Employees periodically review these guidelines and sign a statement acknowledging their understanding and adherence (Exhibit A). New Employees will sign a statement at the time of hiring (Exhibit B). Notwithstanding the statement, Employees should promptly report any breach or possible breach of this Code as outlined in Section 9.0 of this Code. Strict adherence to the principles of this Code is a condition of continued employment.

If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, please contact your immediate supervisor.  If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact the Company’s Human Resources Department.

3.0           CONFIDENTIAL INFORMATION

3.1           General

One of our most critical responsibilities is to maintain the trust placed in us by our customers. Confidential information - whether obtained from those with whom Southern Bank does business or from sources within the Company - must be safeguarded.

This concern applies to more than customer information which has been explicitly designated confidential. There are other situations in which information is not publicly available and unauthorized disclosure could have serious effects on a customer or the Company.

Employees of the Company have access to a wide range of confidential information about customers and fellow Employees. You should never seek out any confidential information for the purpose of personal advantage or idle curiosity. Any information that is not needed as part of regular work responsibilities is off limits.

Confidentiality is important regardless of the form the information takes - oral, in print, or on electronic equipment. You must take care in what you say, to whom and where; about how you treat memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens and store in data bases. Should you remove from the Company’s premises any written, printed, or electronically generated material belonging to or generated by the Company or derived from its files, you should do so only for the benefit of the Company and you must take every precaution to insure the security and confidentiality of the information.

3.2           Information about Customers

Information received directly from a customer should be disclosed only to those within the Company who need the information to serve that particular customer. Customer information from sources within the Company - such as customer identification, balances, loans, and other account information should be disclosed only to those in Southern Bank who require the information to perform their duties.

Customer information should never be disclosed to anyone outside the Company - other than the Company’s independent auditors, legal counsel, or regulatory examiners - unless authorized by the customer or required by proper legal process as determined by legal counsel.

3.3           Inside Information

Inside information about the Company generally means information not known to the public. Information such as financial information, performance data and future plans could have significant value to others and therefore must always be kept confidential. Information is “material” if an investor would consider it important in making an investment decision regarding the purchase or sale of the stock of Southern Missouri Bancorp, Inc. Any person who has “material” information about the Company not known to the public is prohibited from using it for personal gain, including purchasing or selling the stock of Southern Missouri Bancorp, Inc., and from disclosing such information to anyone else (including family members and friends). The same prohibitions apply to an Employee with respect to information not known to the public concerning a customer or other company that has a relationship with the Company. See Also Section 8.0 below.

3.4           Information about Company Employees

The Company is committed to protecting the privacy of its Employees. Only information needed for legitimate business purposes is collected, used or retained about Employees, former Employees, or job applicants - and the information is used only for the purpose for which it was specifically collected.

Requests from outside the Company for Employee information - including that required by law - should be referred to the Human Resources department.

In response to legitimate requests from external sources, only an Employee’s name, job title, and dates worked are routinely confirmed. More detailed information is released only when required by law or when the Employee gives written permission.

Questions concerning the confidentiality of and access to Employee information should be directed to the Human Resources Director who is responsible for issuing specific guidelines for the collection, use, retention, and disclosure of information about Employees.

3.5           Proprietary Information

Just as the Company expects Employees to respect internal confidentiality, the Company also expects Employees to respect the property rights of others. Employees are prohibited from acquiring or seeking to acquire by improper means any competitor’s trade secrets or other proprietary or confidential information. The same prohibitions exist regarding the unauthorized use, copying, distribution or alteration of software or other intellectual property.

4.0           PERSONAL FINANCES

4.1           Financial Responsibility

Employees within the Financial Industry are often looked to by customers as financial advisors. Because of this nature of the financial business, you are held to a higher standard in handling your personal financial responsibilities. Your personal financial situation (including maintenance of deposit accounts, payment of debts, management of assets, etc.), if improperly maintained, could undermine your credibility and that of the Company.  Every Employee of the Company is expected to manage his/her personal finances in a manner consistent with his/her position. Employees shall exercise prudence in making personal investments and shall avoid situations that might influence the Employee’s judgment in affairs involving Southern Bank.  An Employee should never process transactions on his/her own account.

4.2           Borrowing

Employees are not permitted to borrow from customers or suppliers of the Company, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, terms, security, repayment terms, and the like. This prohibition does not preclude borrowing from anyone related to the Employee by blood or marriage.

Loans to directors and executive officers shall be made in accordance with Regulation O. Loans to Employees other than directors and executive officers are limited to one loan for the purpose of owning and occupying a home, and other loans not to exceed $100,000 total. Any other extension of credit in excess of these limits will require the prior approval of the loan committee. All loans shall be underwritten and comply with existing loan policies.

4.3           Inheritances

Inheritance under wills or trusts from customers who are not family members could appear to be the result of a personal dealing by an Employee. If you discover you are about to be named as a beneficiary under a will or trust of a non-family member, you should consult with the President/CEO or the Human Resources Director prior to accepting.

5.0           CONFLICTS OF INTEREST

5.1           General

You should be prudent in your personal borrowing, investments, business and other activities to ensure that you do not put yourself in a position in which your personal interest - financial or other - might influence or give the appearance of influencing any action you take, judgment you make, or advice you give on behalf of Southern Bank.

The nature of the financial industry makes it difficult to spell out every possible application of this broad general principle. There can be, however, no excuse for not bearing in mind the importance of avoiding conflicts of interest in the handling of one’s personal affairs and those of one’s family. A transaction which appears to give rise to, even when it is not necessarily, a conflict of interest can under some circumstances be as embarrassing for the Company and the individual involved as a transaction which does in fact give rise to such a conflict.

Whenever an Employee finds that she/he is inadvertently placed in a potentially compromising position due to relationships with business associates, customers, suppliers or competitors, the Employee should report the matter immediately to the President/CEO or the Human Resources Director and discontinue any activities associated with the entity until the matter has been resolved.

5.2           Gifts and Fees

No Employee of the Company (or members of their immediate family) shall solicit or accept anything of value, including but not limited to, gifts, gratuities, amenities, travel or related expenses, in connection with any transaction or business of the Company. No Employee shall provide or give gifts or favors to others where these could or might appear to influence others improperly in their relations with the Company. To do so could constitute a violation of Federal criminal laws.

As a general rule, Employees and members of their families may not accept gifts, entertainment or favors from customers, prospective customers or suppliers. The following exceptions are permissible when it is apparent from the circumstances that what is accepted is NOT offered or received as an inducement to or as a quid pro quo for entering into any transaction or business of the Company, or to influence or affect in any way any decision or action by the Company:

•
Unsolicited advertising or promotional materials (such as pens, calendars, etc.) and other gifts of nominal value distributed generally or routinely to others in the ordinary course of business may be accepted. Nominal value would generally include any gift having a fair market value of not more than $100.

•	Normal business-related entertainment may be accepted or given if it is not excessive and provided it is reasonable under all of the circumstances in which it takes place.

Cash, checks, loans (except from established banking or financial institutions), stocks or other marketable securities in any amount must not be accepted or given under any circumstances.

No Employee may accept a personal fee for arranging a loan from Southern Bank or from any other person or lending institution. Employees may not accept from customers or suppliers any fee or other form of remuneration which violates the law or the spirit of this Code. A “fee” would include special discounts, commissions, or any direct or indirect payment of money or property.

Offering bribes, kickbacks, and similar inducements is, of course, prohibited.

In the event that any Employee is offered, receives or anticipates receiving anything of value from a customer, prospective customer, vendor, supplier or consultant of the Company beyond what is authorized in this Code; detailed information about the event should be provided to his/her manager.

5.3           Offering Business Courtesies

Certain Employees are allowed to offer business courtesies as a function of their position with the Company.  Any Employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Company.  An employee may never use personal funds or resources to do something that cannot be done with Company resources. Accounting for business courtesies must be done in accordance with approved company procedures.

Other than to certain government customers, for whom special rules may apply, authorized Employees may provide nonmonetary gifts (such as pens, calendars or similar promotional items) to our customers.  Further, management may approve other courtesies, including meals, refreshments or entertainment of reasonable value provided that:

•	The practice does not violate any law or regulation or the standards of conduct of the recipient’s organization.

•	The business courtesy is consistent with industry practice, is infrequent in nature and is not lavish.

•      The business courtesy is properly reflected on the books and records of Southern Bank.

5. 4           Southern Bank Assets

Employees may not use the names and influence of the Company for any personal purposes. Official stationery should not be used to give authority to personal or other non-bank related correspondence.

6.0           HUMAN RESOURCES

In addition and as a supplement to our existing human resources policies, we require the following:

6.1           General

Generally, the Company encourages Employee participation in civic, charitable and professional organizations and political activities to the extent that such activities do not interfere with the Employees’ job performance. Occasional time off to participate in these activities may be asked for and granted by the Employee’s supervisor with approval from the appropriate member of Senior Management/Department Head.

6.2           Outside Business Interests

It is not the purpose or the intent of Southern Bank to monitor or control any Employees’ life or activities away from the workplace. However, it is important to understand during working hours, your time should be devoted 100% to the Company. If you maintain other employment outside of Company work hours, it is important for management to be informed to prevent possible conflicts of interest and to insure that job performance at the Company is not adversely affected.

No Company Employee is to have an outside business interest or other employment that could reflect unfavorably upon or adversely affect the good name of Southern Missouri Bancorp, Inc. or Southern Bank.

Employees are required to disclose outside business interest on the Code Affirmation annually (Exhibit A).

6.3           Political Activities

Employees who run for office must represent themselves as individual citizens and must not represent the Company in any way in carrying out public duties. Employees who consider running for or accepting public office should notify the President/CEO as soon as possible. The essential purpose of the Company’s policy is to prevent a conflict or even the appearance of a conflict between employment and the officeholder’s performance of duties.

To avoid the appearance of sponsorship, the Company may not be identified in mailed material, advertisements, or campaign literature. In addition, Company property may not be used for campaigning or other political purposes except at the discretion of Management. For example, use of Southern Bank personnel, stationery, postage or mailing service is prohibited.

6.4           Ethical Conduct

It is the Company’s policy to ensure equal employment opportunity for all, regardless of age, sex, race, religion, color, national origin, marital status, disability, status as a covered veteran, or any other protected status in accordance with applicable federal, state and local laws - and to deal with customers and prospective customers on a nondiscriminatory basis.

If you supervise others, you are directly responsible for implementing this Code. In addition, all Employees are expected to maintain a business environment free of offense, harassment, and intimidation.

6.5           Sexual Harassment

In keeping with the Company’s continued commitment to fair and equal treatment of all Employees, the Company maintains and enforces a policy against sexual harassment. Under this policy, it is the responsibility of every supervisor to see that Employees are not subjected to any form of sexual harassment.

6.6           Legal Advice

In many cases, discussions with customers lead to a request that the Employee make statements which many relate to the legality or illegality of a proposed transaction. The Company recognizes the exclusive authority of attorneys to practice law or give advice. Therefore, extreme care must be exercised in discussions with customers and Employees; nothing should be said or written that might be interpreted as the giving of legal advice.

6.7           Customer Recommendations

As a matter of policy, Employees are not to recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents and the like to customers unless, in every case, several names are given without indicating favoritism.

6.8           Fiduciary Relationships

Employees may not accept appointment as an administrator, trustee, personal representative, conservator, or any similar fiduciary capacity without prior approval of the President/CEO, except when the Employee acts:

•      at the request of the Company

•      as a fiduciary on an account of their own family

6.9           Fidelity Coverage

Employees of the Company are covered by a corporate fidelity bond. The Company cannot continue to employ anyone who ceases to be eligible for this coverage. Coverage under the terms of our bond ceases as to anyone who has been found to have committed any dishonest or fraudulent act.

6.10           Media Inquiries

As a publicly traded financial institution, from time to time, Company Employees may be approached by reporters and other members of the media. In order to ensure that we speak with one voice and provide accurate information about the company, all media inquiries should be directed to the President/CEO or the Director of Marketing. No one may issue a press release without first consulting with the President/CEO or the Director of Marketing.

7.0           FINANCIAL INTEGRITY AND COMPANY RECORDS

The Company relies on our accounting records to produce reports for our management, shareholders, creditors, governmental agencies, and others. We are committed to maintaining books and records that accurately and fairly reflect our financial transactions. Each Employee must maintain accurate and fair records of transactions, time reports, expense accounts and other business records. You also must comply with any applicable record retention policy of the Company.

In this respect, the following guidelines must be followed:

•      No undisclosed or unrecorded funds or assets may be established for any purpose.

•	Assets and liabilities of the Company must be recognized and stated in accordance with our standard practices and Generally Accepted Accounting Principles (“GAAP”).

•      No false or artificial entries may be made or misleading reports issued.

•      No false or fictitious invoices may be paid or created.

•      No information may be concealed from internal auditors or independent auditors.

Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.

If you believe that our books and records are not being maintained in accordance with these requirements, you should report the matter immediately pursuant to Section 9.0.

8.0           SECURITIES LAW

8.1           Disclosures and Public Communications

The Company is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications. All Employees have responsibility to ensure that false or intentionally misleading information is not given in the filings with the Commission or in public communications by the Company.

Special emphasis is placed on compliance with this Section by the members of the Board of Directors of Southern Missouri Bancorp, Inc., the named executive officers, other senior officers and persons performing similar functions.

If you believe that incomplete, false or intentionally misleading information has been given in the securities filings or public communications of Southern Missouri Bancorp, Inc., or that an Employee has engaged in insider trading, you should report the matter immediately pursuant to Section 9.0.

8.2           Trading In Company Securities

Southern Bank is committed to compliance with relevant securities law regarding trading in Southern Missouri Bancorp, Inc. securities by insiders.  No director, officer, or employee aware of material information relating to the Company that has not been available to the public for at least two full trading days may trade in stock of the Company, directly or indirectly, nor may they disclose such information to any other person. Any information, positive or negative, is material if it might be of significance to an investor in determining whether to purchase, sell, or hold stock of the Bank. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal information about revenues, earnings, or other aspects of financial performance, which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer, or an important transaction. This list is merely illustrative.  When material information is publicly announced, transactions in the stock may occur after a lapse of two full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, a director, officer, or employee that had access to the information may trade in the stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday), subject to the restricted trading periods limitation discussed below. If the announcement is made on Monday after trading begins, employees, officers and directors may not trade in Southern Missouri Bancorp, Inc., stock until Thursday, subject to the restricted trading periods limitation discussed below. Questions about when trading may commence following an announcement should be addressed to the Bank’s Chief Executive Officer.

The prohibition against trading on inside information generally reflects the requirements of law as well as this policy.

8.3           Restricted Periods

Unless an exception is granted or unless made pursuant to a pre-approved Rule 10(b)5-1 trading plan (both discussed below), the individuals employed by or associated with the Company or the Bank in the following capacities are restricted from either buying or selling stock of Southern Missouri Bancorp, Inc., from the beginning of the first day of the last month prior to a quarter end until two full trading days have elapsed after earnings are released for that quarter (or for the year, in the case of the fourth quarter):

•	Members of the Board of Directors

•	Chief Executive Officer

•	Chief Financial Officer

•	Chief Lending Officer

•	Chief of Credit Administration

•	Chief Operations Officer

•	Community Bank President

•	Compliance Officer

•	Controller

•	Executive Secretary

•	Internal Auditor

The directors, officers, and employees required to adhere to this restriction are sometimes referred to below as "insiders." For example: with respect to the quarter ended March 31, insiders are restricted from buying or selling stock during the period from March 1 until two trading days have elapsed after earnings for the quarter are released. Additionally, from time to time, all insiders will receive e-mail or other notice from an executive officer stating that no insiders may buy or sell Southern Missouri Bancorp, Inc., until further notice. This usually means that a material event is on the horizon and you will be further advised when the restriction on trading is removed.

Note that the general prohibition described above relating to material undisclosed information remains applicable in the period when trading is not otherwise restricted (that is, even at a time that is not during a restricted period, you may not trade if you are aware of material non-public information). The two prohibitions on trading apply independently. The restrictions on trading set forth in this Code also apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Southern Missouri Bancorp, Inc., securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Southern Missouri Bancorp, Inc., securities to ensure that they do not trade during a restricted period or at any other time when you or they may be aware of material nonpublic information. In addition, these restrictions apply to any corporation, partnership, trust or other entity if you have or share the ability to control the investment decisions of the entity.

Exceptions to the prohibition on trading during restricted periods may be granted under limited circumstances on a case-by-case basis provided that the insider is not aware of material non-public information. The Chief Executive Officer of Southern Missouri Bancorp, Inc., in his discretion, may grant exceptions for all employees and officers other than himself. Exceptions for the Chief Executive Officer or for any other director may be granted by the Board of Directors of Southern Missouri Bancorp, Inc., in its discretion.

8.4           Rule 10(b)5-1 Plans

The SEC's Rule 10(b)5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material non-public information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of stock on the first trading day of each month if the price does not exceed a specified level.

Any transactions resulting from direction of employee deferrals and Bank contributions within the Bank’s 401(k) Retirement Plan, and any dividend reinvestment plan entered into by a Southern Missouri Bancorp, Inc. insider is presumed to qualify under the requirements of Rule 10(b)5-1, and may be considered pre-approved under the terms of this Code, so long as the plan is commenced at a time when trading is not otherwise restricted or when the insider has knowledge of material insider information.  Compliance with this Code should not be construed as legal advice.

Any employee, officer or director who wishes to implement a trading plan under Rule 10(b)5-1 other than the two instances provided above must first pre-clear the plan with Southern Missouri Bancorp, Inc.’s Chief Executive Officer. As required by Rule 10b5-1, you may enter into or amend a trading plan only when you are not in possession of material non-public information. In addition, an insider may not enter into or amend a trading plan during a restricted period.

8.5           Other Prohibitions

In the course of your employment or service as a director, you may become aware of material non-public information about other public companies, such as customers or other companies with which the Company has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

Improper disclosure of material non-public information to another person who trades in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Code. If you disclose information about Southern Missouri Bancorp, Inc., or information about any other public company which you acquire in connection with your employment or service as a director with the Bank, you may be responsible legally for the trading of the person receiving the information from you (your "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment or service as a director and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends, or others who might abuse the information by trading in securities, or by passing the information to others who would do so.

8.6           Limitation on Certain Trading Activities

Employees, officers and directors are encouraged to own stock of Southern Missouri Bancorp, Inc., as a long-term investment at levels consistent with their individual financial circumstances and risk-bearing abilities (since ownership of any security entails risk). However, employees, officers and directors may not trade in puts, calls, or similar options on stock of Southern Missouri Bancorp, Inc., or "sell stock short." You may exercise any vested stock options granted to you by the Bank at any time; provided, however, that if in connection with the exercise, you are simultaneously selling some of the option shares or surrendering shares you already own in payment of the exercise price, the exercise may not occur during a restricted period or at any other time when you are aware of material non-public information (unless done pursuant to a pre-approved Rule 10(b)5-1 trading plan).

Standing orders, except those used in connection with pre-approved Rule 10(b)5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Corporation securities. Such "churning" can create any appearance of wrongdoing, even if not based on material non-public information.

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. If a margin sale or foreclosure sale occurs at a time when the borrower is aware of material non-public information, insider trading liability could result. Accordingly, if you hold Southern Missouri Bancorp, Inc., securities in a margin account or otherwise pledge securities as collateral for a loan, you should be aware that doing so carries with it the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.

8.7           Consequence of Violation

The Company considers strict compliance with this policy to be a matter of utmost importance. Violation of this section of this policy could cause extreme embarrassment and possible legal liability to you and to Southern Missouri Bancorp, Inc. Knowing or willful violations of this section will be cause for immediate termination of employment. Violation of this section might expose the violator to severe civil and criminal penalties (including imprisonment). The monetary damages flowing from a violation could be three times the profit realized by the violator.

8.8           Resolving Doubts

If you have any doubt as to your responsibilities under this section, seek clarification and guidance before you act from the Chief Executive Officer of Southern Missouri Bancorp, Inc., who may consult with the Bank’s legal counsel. Do not try to resolve uncertainties on your own.

8.9           A Caution About Possible Inability to Sell

Trading in stock of Southern Missouri Bancorp, Inc., may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing stock must consider the inherent risk that a sale of the stock could be prohibited at a time he or she might wish to sell. The next opportunity to sell might not occur until after an extended period, during which the market price of the stock may decline.

9.0           DISCLOSURE AND REPORTING VIOLATIONS

The discovery of any event which is questionable, fraudulent, or illegal in nature or which is in violation of this Code should immediately be reported. Reporting of Code violations can be made directly through the Company’s Audit Committee Chairman – Charles Love (573) 785-6438.  When a report is made through the Audit Committee Chairman, the Employee may elect to disclose personal identifying information or to remain anonymous.

If the Employee prefers to speak with someone directly about concerns, they may discuss the issue with his/her direct supervisor, the Human Resources Director, the Internal Auditor or the President/CEO. The supervisor receiving a report should disclose the concern to the Human Resources Director, the Internal Auditor or the President/CEO as appropriate based on the nature of the concern.

If any Employee is not satisfied with the response from any level of management or is reluctant to share the concern with any member of Executive Management, the Employee should document the irregularity in a letter to the Chair of the Company’s Audit Committee, addressed in care of the Corporate Secretary.

Failure to report such events constitutes a violation of this Code and may result in punishment, including the punishments outlined in Section 10.0.

Employees can discuss their concerns without fear of any form of retaliation. When an Employee reports a violation of the Code through the established procedures, the:

•      Employee will be treated with respect.

•	Employee’s concerns will be taken seriously. If the Employee’s concerns are not resolved at the time of his/her report, he/she will be informed of the outcome.

•	Employee will not be required to disclose his/her identity (when contacting the Audit Committee Chairman).

•      Employee’s communications will be protected to the greatest extent possible.

•	Employee will not be penalized or made subject to any corrective action as a result of good faith reporting of suspected violations.

10.0           CODE VIOLATIONS

We take the provisions of this Code very seriously, and we will treat any violations of the Code accordingly. A failure by any Employee to comply with applicable laws, rules or regulations governing our business, this Code or any other Company policies or requirements may result in prompt disciplinary action up to and including, where appropriate, suspension or termination of employment. Any disciplinary action taken by the Company does not waive the Company’s right to take appropriate legal action or to assist any local, state, or Federal law enforcement agency in the prosecution of Employees who violate the laws and agreements covered in this Code. The Company will not be obligated to reimburse Employees for any fines or legal costs incurred by them or on their behalf.

11.0           WAIVERS OF THE CODE AND DISCLOSURE

Except as provided in the next sentence, any waiver of the Code for Employees must be made by the President/CEO. Any waiver of the Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. or its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions may be made only by the Audit Committee of the Board of Directors.

All requests for waivers will be considered on a case-by-case basis. All waivers of this Code for the members of the Board of Directors of Southern Missouri Bancorp, Inc. and its Chief Executive Officer, Chief Financial Officer, and persons performing similar functions shall be promptly disclosed to the public as may be required by applicable laws, rules and regulations.

12.0           CODE SHALL BE PUBLICLY AVAILABLE

This Code, and any amendments or supplements hereto, shall always be available on our website at www.bankwithsouthern.com.

EXHIBIT A

CODE OF CONDUCT & ETHICS
ANNUAL AFFIRMATION FORM & INFORMATION UPDATE

As part of the standards set forth within the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Update of Additional Official Positions Held
 Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖ Please attach a separate memorandum if more space is needed.
❖ If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Update of Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.
☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)

Affirmation of Non-Violation
If in agreement with the following statement, please place a check-mark in the space provided.
☐	I am not now, nor have I been during the past year, in violation of any of the following sections of the “Code” or I have received a written waiver from the President:
	Confidential Information	Financial Integrity and Records
	Personal Finances	Securities Law Disclosures
	Conflicts of Interest	Disclosure and Reporting Violations
Human Resources
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I affirm that the information provided above is correct.  I also affirm that I received a copy of or have been given the opportunity to review the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, and that I agree to conform to each of the various standards set forth therein.

__________________________________________           ______________________________
Date
Signature of _______________________________

EXHIBIT B

CODE OF CONDUCT & ETHICS
RECEIPT ACKNOWLEDGEMENT FORM & INFORMATION DISCLOSURE

Acknowledgement of Receipt of Code of Conduct and Ethics

I acknowledge receipt of a copy of the Code of Conduct and Ethics of Southern Missouri Bancorp, Inc. and its subsidiaries, dated April 19, 2011.  I have read and understood the document and agree to conform to each of the various standards set forth therein.

_______________________________
EMPLOYEE’S SIGNATURE

_______________________________                                                           ____________________________
PRINT NAME                                                                                                DATE

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As part of the standards set forth within the Code of Conduct and Ethics (the “Code”) of Southern Missouri Bancorp, Inc. and its subsidiaries, I am reporting the following information regarding my employment:

Additional Official Positions Held
 Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I do not presently hold a position as director, officer, partner, or other official position in any additional business or professional enterprise.

☐	In addition to my position with Southern Bank, I do presently hold a position as director, officer, partner, or other official position in the following business(es) and/or professional enterprise(s):

Name and Address of Corporation or Firm	Official Capacity Held	Percent of Ownership or Interest	Income or Fees Past 12 Months

❖ Please attach a separate memorandum if more space is needed.
❖ If a position is held solely for the purpose of representing Southern Missouri Bancorp, Inc., please state this fact.

Outside Business Activity and/or Employment
Please check one of the following statements and provide any additional information requested.

☐	Except for my position with Southern Bank, I am not presently engaged in any other outside business activity, nor do I have any other outside employment.
☐	In addition to my position with Southern Bank, I am presently engaged in the following outside business activity and/or outside employment:

Business Activity of Employer	Capacity	Hours of Work (per week)